UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2016 (October 27, 2016)

EZTD INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51255	98-0374121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Yehezkel Koifman Street, Tel-Aviv

68012, Israel

(Address of Principal Executive Offices)

+972-73-705-8000

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

Subscription Agreement

On October 27, 2016, EZTD Inc. (the “Company”) entered into a Subscription Agreement dated as of October 19, 2016 (the “Subscription Agreement”) with WinnerOption Ltd., a company organized and existing under the laws of the State of Israel (“WinnerOption”), providing for the issuance and sale by WinnerOption to the Company, in a private placement, of an aggregate of 4,996 Ordinary Shares of WinnerOption stock, or approximately 19.99% of WinnerOption’s outstanding Ordinary Shares (collectively, the “Shares”) valued at approximately $1,000,000, in exchange for the Company’s contribution of: (i) certain of its intellectual property relating to social gaming technology, and (ii) payment of $276,000 in cash to WinnerOption at such times after the date of the Subscription Agreement as determined by the Company in consultation with WinnerOption. As a result of its acquisition of the Shares, the Company is subject to the terms of the Shareholders Agreement of WinnerOption (the “Shareholders Agreement”), which includes customary terms and provisions governing the Company’s ownership of the Shares, including restrictions on transferability of the Shares. The Shareholders Agreement also entitles the Company to designate one out of the four directors to serve on WinnerOption’s board of directors.

Shimon Citron, the Company’s Chief Executive Officer, is the current controlling shareholder and a director of WinnerOption. The terms of the transaction between the Company and WinnerOption were approved by a Special Committee of the Company’s Board of Directors of which Mr. Citron was not a member.

Item 9.01.       Financial Statements and Exhibits.

(b) Exhibits

10.1	Subscription Agreement between the Company and WinnerOption, dated as of October 19, 2016.
10.2	Shareholders Agreement between WinnerOption and the shareholders signatory thereto, dated as of October 19, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2016	EZTD INC.

	By:	/s/ Shimon Citron
Name: Shimon Citron Title: Chief Executive Officer

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